CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, included in this Post-Effective Amendment No. 19 to the Registration Statement Form N-4, (File No. 333-163881) of TFLIC Pooled Account No. 44 (the “Registration Statement”).

We also consent to the use of our report dated April 9, 2026, with respect to the statutory-basis financial statements and supplementary information of Transamerica Financial Life Insurance Company, for the years ended December 31, 2025 and 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
April 28, 2026